UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 10, 2010

HS3 TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-32289
(Commission File Number)

20-3598613
(IRS Employer Identification No.)

1800 Boulder Street – Suite 600, Denver, Colorado, USA 80211
(Address of principal executive offices and Zip Code)

(303) 455-2550
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

Item 1.01 Entry into a Material Definitive Agreement

Effective December 10, 2010 we entered into a Master Subcontract Agreement with Insight Direct USA, Inc., an Illinois corporation, and its affiliate Calence, LLC dba Insight Networking, a Delaware limited liability corporation. Pursuant to the agreement, our company will be a master provider of technical and installation services to an internationally renowned QSR chain. Our company’s efforts have been refocused toward the services required by the QSR. Under the terms of the agreement with Insight our company will provide Insight with IT services set forth in any statement of work issued by Insight. Each statement of work is a separate agreement that identifies a specific scope of work to be performed by our company.

Under the agreement our company’s duties include:

  participating in meetings with Insight and clients for whom we are performing services;
  keeping Insight informed as to progress and any delays in our services;
  providing Insight with any operational information, on request, including time sheets, installation scripts, performance logs, survey information, or inventory records related to its performance;
  make a good faith effort to reach mutually acceptable provisions and adjustments with any statement of work to meet client requirements and expectations;
  ensure that our employees, contractors and agents conduct themselves in a professional manner and comply with reasonable requests and standard procedures and policies concerning working hours, safety and security rules applicable to those working at Insight or any client’s facilities

Prices for services will be mutually agreed upon and set forth in any statement of work or purchase order issued against such statement of work. Insight will pay all undisputed invoices within 30 days of receipt of invoices from our company and shall receive a 3% discount on any invoices paid within 10 days of receipt.

The agreement is effective until terminated on (i) 45 days prior written notice by either party to the other (ii) if either party becomes insolvent, enters bankruptcy, reorganization or other similar proceedings, admits in writing its inability to pay debts, or makes or attempts to make an assignment for the benefit of creditors.

Item 9.01	Financial Statements and Exhibits
10.1	Master Subcontract Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HS3 TECHNOLOGIES INC.

/s/ “Mark Lana”
Mark Lana
CEO
Dated: April 28, 2011